Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135223) pertaining to the Omrix Biopharmaceuticals, Inc. 2006 Equity Incentive Plan, Omrix Biopharmaceuticals, Inc. 2004 Equity Incentive Plan and the Omrix Biopharmaceuticals, Inc. 2005 Equity Incentive Plan for Israeli employees of our report dated March 8, 2007, with respect to the consolidated financial statements and schedule of Omrix Biopharmaceuticals Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
March 12, 2007	A Member of Ernst & Young Global